Exhibit 16.1

April 11, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of TMSR Holding Company Limited included under Item 4.01 of its Form 8-K dated April 11, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the Board of Directors decided to engage Friedman, LLP to serve as the Company’s new independent registered public accounting firm, and the statements made in paragraph (b) under Item 4.01.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

cc:	Jiazhen Li

Co-Chairman

TMSR Holding Company Limited